SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

VYTERIS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

VYTERIS, INC.
13-01 Pollitt Drive
Fair Lawn, NJ 07410

April 29, 2011

Dear Stockholder:

On behalf of the board of directors and management, I am pleased to invite you to the annual meeting of the stockholders of Vyteris, Inc. The meeting will be held on June 15, 2011 at 10:00 a.m. New York City Time at Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104. A notice of meeting, proxy statement and proxy card are enclosed for your review.

I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

The officers, directors and staff of Vyteris, Inc. sincerely appreciate your support.

Very truly yours,
/s/ Eugene A. Bauer
Eugene A. Bauer
Chairman of the Board

VYTERIS, INC.

Notice of Annual Meeting

An annual meeting of stockholders of Vyteris, Inc. will be held on June 15, 2011 at 10:00 a.m. New York City Time at Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104.

At the meeting you will be asked to consider and act upon the following:

1.	A proposal to elect 7 directors of the Company to serve until the expiration of their terms and thereafter until their successors have been duly elected and qualified.

2.	To conduct other business if properly raised at the meeting or any adjournment thereof.

Only stockholders of record at the close of business on April 27, 2011 are entitled to notice of, and to vote at, the meeting. You are invited to attend the meeting. Whether or not you plan to attend in person, you are urged to sign and return immediately the enclosed proxy in the envelope provided. No postage is required if the envelope is mailed in the United States. The proxy is revocable and will not affect your right to vote in person if you are a stockholder of record and attend the meeting.

By Order of the Board of Directors,

/s/ Eugene A. Bauer
Eugene A. Bauer
Chairman

Fair Lawn, New Jersey
April 29, 2011

Please complete, sign and date the enclosed proxy and mail it as promptly as possible. If you attend the meeting and vote in person, the proxy will not be used.

VYTERIS, INC.
13-01 Pollitt Drive
Fair Lawn, New Jersey 07410

PROXY STATEMENT

The board of directors of Vyteris, Inc. (the “Company”, “Vyteris”, “we”, “us” or “our”) is soliciting proxies for use at the annual meeting of stockholders to be held at Bryan Cave LLP 1290 Avenue of the Americas New York, NY 10104 at 10:00 a.m., New York City Time on June 15, 2011, and for use at any adjournments thereof. We refer to this meeting as the Annual Meeting. This proxy statement and the enclosed form of proxy are first being sent to stockholders on or about May 10, 2011.

TABLE OF CONTENTS

Voting Procedures Questions And Answers Regarding This Proxy	3

Security Ownership Of Certain Beneficial Owners And Management	5

Section 16(A) Reporting	7

Corporate Governance	7

Proposal One: Election Of Directors	7

Board Of Directors And Its Committees; Director Compensation	11

Compensation Committee Interlocks And Insider Participation; Other Transactions	14

Compensation Of Outside Directors	14

Principal Accountant Fees And Services	16

Proposal Two: Consideration Of Other Matters	16

Executive Compensation	16

Certain Relationships And Related Transactions	22

Other Matters	25

VOTING PROCEDURES AND QUESTIONS AND ANSWERS REGARDING THIS PROXY

A form of proxy is enclosed designating persons named therein as proxies to vote shares at the annual meeting. Each proxy in the form properly signed and received prior to the meeting will be voted as specified in the proxy or if not specified, FOR the election as directors of those nominees named in this Proxy Statement and FOR other proposals put forth by the Board of Directors as stated herein, if any. Should any nominee for director named in this Proxy Statement become unavailable for election, which is not anticipated, it is intended that the persons acting under the proxies will vote for the election in his or her stead of such other person as may be nominated by the Board of Directors.

At the time this Proxy Statement was mailed to stockholders, management was not aware that any matter other than the matter described above would be presented for action at the Annual Meeting. If other matters properly come before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect to those matters in accordance with the best judgment of the persons voting them.

Any stockholder who returns a proxy on the enclosed form has the right to revoke that proxy at any time before it is voted. Any stockholder who submitted a proxy by mail may change their vote or revoke their proxy by (a) filing with the Secretary of the Company a written notice of revocation or (b) timely delivering a valid, later-dated proxy. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless the stockholder gives written notice of revocation to the Secretary before the proxy is exercised or such stockholder votes by written ballot at the Annual Meeting.

The presence in person or by properly executed proxy of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. The votes of stockholders present in person or represented by proxy at the Annual Meeting will be tabulated by inspectors of election appointed by the Company. The inspectors of election will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, do not technically constitute a vote "for" or "against" any matter and thus will be disregarded in the calculation of votes cast. The inspectors of election will treat shares referred to as "broker non-votes" (shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and that the broker or nominee does not have discretionary power to vote on a particular matter) as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Assuming a quorum is present, the nominees for director receiving a plurality of votes cast at the Annual Meeting will be elected directors, and other matters shall be approved for which the number of shares of common stock voted in favor of the proposal exceeds the number of shares of common stock voted against it. A proxy that has properly abstained with respect to any proposal will not be voted with respect to the nominee or nominees indicated, although it will be counted for the purposes of determining whether there is a quorum.

The cost of soliciting the proxies to which this Proxy Statement relates shall be borne by the Company. In following up the original solicitation of proxies by mail, the Company will make arrangements with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to the beneficial owners of the stock and will reimburse them for their expenses. In addition to the use of the mail, and without additional compensation therefore, proxies may be solicited in person or by telephone, facsimile or telegram by officers and regular employees of the Company.

The following questions and answers are intended as a summary explanation as to voting procedures and other general matters discussed in this Proxy Statement.

What Is the Purpose of the Annual Meeting?

At our annual meeting, shareholders will vote on the matters outlined in the accompanying notice of Annual Meeting. In addition, our management will report on our performance during fiscal 2010 and respond to questions from shareholders.

Who Is Entitled to Vote?

Only shareholders of record at the close of business on the record date, April 27, 2011, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.

What Constitutes a Quorum?

For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of April 27, 2011, 94,991,506 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return the card to us before June 14, 2011 at 11:59 P.M., the card will be voted as you direct. If you are a registered shareholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares. Alternatively, you may vote by telephone as instructed by your broker or bank.

Can I Change My Vote After I Return My Proxy Card?

Yes. You can revoke your proxy at any time before it is exercised in any of three ways:

•	by submitting written notice of revocation to the Secretary of the Company;

•	by submitting another proxy that is later dated and properly signed; or

•	by voting in person at the meeting.

What Are the Board’s Recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendation is to vote FOR election of each of the nominated directors. With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

What Vote Is Required to Approve Each Proposal?

Election of Directors. The affirmative vote of a plurality of the votes cast by the shareholders entitled to vote at the meeting is required for the election of directors. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted in determining whether there is a quorum. Therefore, so long as a quorum is present, abstaining will have no effect on whether one or more directors are elected.

How Do I Vote My Shares If They Are Held in the Name of My Broker (Street Name)?

If your shares are held by your broker, often referred to as being held in “street name,” you will receive a form from your broker seeking instruction as to how your shares should be voted. If you do not issue instructions to your broker, your broker is permitted to vote, in the broker’s discretion, on routine matters without receiving instructions from the client, but is not permitted to vote without instructions on non-routine matters. A broker non-vote occurs when the broker returns a proxy card without a vote on the non-routine matter. Your broker may or may not be permitted to exercise voting discretion with respect to any matter not listed above that properly comes before the meeting. Shares represented by broker non-votes will not be counted as votes for or against any director nominee, but they will be counted in determining whether there is a quorum for purposes of these proposals.

What Happens If I Do Not Vote on One or More Proposals?

If you do not vote with regard to one or more proposals, as opposed to marking “ABSTAIN” with regard to those proposals, your shares will be voted FOR such proposal.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of the Capital Stock as of March 31, 2011, by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each of the Company’s directors and executive officers; and (iii) all of the Company’s directors and executive officers as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. In determining the number and percentage of shares beneficially owned by each person, shares that may be acquired by such person under options or warrants exercisable within 60 days of March 31, 2011, are deemed beneficially owned by such person and are deemed outstanding for purposes of determining the total number of outstanding shares for such person and are not deemed outstanding for such purpose for all other stockholders.

Title of Class	Name of Beneficial Owner	Number of Shares	Percentage of Outstanding Shares in Class
Common Stock:
5% Holders
	Kevin Kimberlin (1)	51,038,896	72.3%
	Global Alpha Long Short Fund (2)	6,344,666	8.8%

Directors and Officers:	Eugene Bauer (3)	1,318,365	1.9%
	Haro Hartounian (4)	3,927,692	5.4%
	Eugene Burleson (4)	6,250	*
	John Burrows (4)	440,223	*
	Arthur Courbanou (4)	546,040	*
	Susan Guerin (4)	541,216	*
	Joseph Himy (4)	1,232,573	1.7%
	Joel Kanter (4)	124,724	*
	Cormac Lyons (4)	494,000	*
	Michael Reidy (4)	1,179,391	1.7%
	Russell Potts (5)	463,803	*

	Directors and Officers as a Group (11 persons) (6)
		10,274,277	12.9%
* Less than 1.00%

1.
Represents (i) 47,024,414 shares of Common Stock owned by STSG, of which Mr. Kimberlin is the non-managing member; (ii) 244,633 shares of Common Stock issuable upon the exercise of warrants acquired by STSG in connection with a line of credit extended to the Company; (iii) 3,472 shares of Common Stock issuable upon the exercise of warrants issued in connection with $2,00,000 aggregate principal amount of subordinated convertible promissory notes issued to STSG in 2006; (iv) 2,328 shares of Common Stock issuable upon the exercise of warrants held by STSG (excluding the warrants listed in clause (ii) above); (v) 18,544 shares of Common Stock owned by Scimitar Holdings, LLC, a New York limited liability company and wholly-owned subsidiary of Spencer Trask & Co., a Delaware corporation of which Mr. Kimberlin is the controlling stockholder and chairman; (vi) 286,386 shares of Common Stock issuable upon the exercise of warrants issued to Spencer Trask Ventures, Inc., a wholly-owned subsidiary of Spencer Trask & Co.; (vii) an aggregate of 2,574,585 shares of Common Stock owned by Spencer Trask Private Equity Fund I LP, Spencer Trask Private Equity Fund II LP, Spencer Trask Private Equity Accredited Fund III LLC and Spencer Trask Illumination Fund LLC (together, the “Funds”); (viii) 73,655 shares of Common Stock issuable upon the exercise of warrants issued to the Funds (Spencer Trask & Co. is the 100% owner of the manager of each of the Funds); (ix) 13,670 shares of Common Stock issuable upon exercise of warrants paid to Spencer Trask Ventures, Inc., as finders fees; (x) 532,209 shares of Common Stock issuable upon the exercise of warrants issued to the Funds (Spencer Trask & Co. is the 100% owner of the manager of each of the Funds) as result of the registration rights settlement agreement; and (xi) 265,000 shares of Common Stock issuable upon the exercise of warrants issued to the Spencer Trask Ventures, Inc. on February 2, 2010 as our selling agent.

2.	Includes 3,144,666 shares of Common Stock owned by Global Alpha Long Short Fund and 3,200,000 shares of Common Stock issuable pursuant to the exercise of warrants

3.
Represents 454,710 shares of Common Stock which are issuable upon the exercise of stock options, 475,000 shares of Common Stock issuable upon the exercise of warrants, 261,780 shares of Common Stock issuable upon the conversion of the February 2010 Notes and 126,875 shares of Common Stock.

4.	Represents shares of Common Stock which are issuable upon the exercise of stock options.

5.	Represents 462,258 shares of Common Stock which are issuable upon the exercise of stock options and 1,545 shares of Common Stock

6.
Includes (i) 128,420 shares of Common Stock; (ii) 9,409,077 shares of Common Stock which are issuable upon the exercise of stock options, (iii) 475,000 shares of Common Stock issuable upon the exercise of warrants and (iv) 261,780 shares of Common Stock issuable upon the conversion of the February 2010 Notes.

Mr. Kimberlin is the Company’s controlling stockholder. As noted above, Mr. Kimberlin beneficially owns approximately 72.3% of the Common Stock. As a result, of the 69,175,223 eligible votes at the Annual Meeting, Mr. Kimberlin controls the right to vote 49,617,543, or 71.7%, of such eligible votes.

Subsequent to March 31, 2011, the Company merged with MediSync and issued an additional (i) 25,816,283 shares of Company common stock to holders of MediSync common stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Company common stock to holders of MediSync warrants and (iii) options to purchase 1,683,750 shares of Company common to holders of MediSync options.

SECTION 16(A) REPORTING

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission certain reports regarding such persons' ownership of the Company's securities. The Company is required to disclose any failures to file such reports on a timely basis. The Company is not aware of any such untimely filings during the fiscal year ended December 31, 2010.

CORPORATE GOVERNANCE

The Company has adopted a code of ethics entitled "Code of Ethics for the Senior Financial Officers, Executive Officers and Directors of Vyteris, Inc" and a Code of Conduct, which are available on the Company’s website. Additional copies are available to any person without charge upon written request to:

Vyteris, Inc.
Attention: Investor Relations
13-01 Pollitt Drive
Fair Lawn, New Jersey 07410

PROPOSAL ONE:
ELECTION OF DIRECTORS

Seven directors are to be elected at the 2011 Annual Meeting for one-year terms expiring in 2012. There is no cumulative voting. The Board's nominees, each of whom currently is a member of the Board other than Messrs. Clemow and Cohen, are Eugene Bauer, Eugene Burleson, Alastair Clemow, David Cohen, Arthur Courbanou, Haro Hartounian and Joel Kanter.

The information provided below with respect to each of the nominees includes (1) name and age (as of March 31, 2011), (2) principal occupation and business experience during the past five years and (3) the year in which he became a director of the Company or its Vyteris, Inc. subsidiary. See "Principal Stockholders" above for information regarding the number and percentage of shares of common stock of the Company beneficially owned by each nominee as of March 31, 2011. This information has been furnished by the directors.

Name and Age	Principal Occupation and Business Experience	Year Became Director of the Company
Eugene Bauer, M.D., 68
Dr. Bauer is co-founder, director and Chief Medical Officer of Skintelligence, Inc., a private dermatology company.  He was a co-founder of Connetics, a publicly-traded biotechnology company that was acquired by Stiefel Laboratories in 2006 and subsequently by GSK. Dr. Bauer was previously Chief Medical Officer of Peplin, Inc., which was acquired by Teo-Pharma in 2009. Dr. Bauer is Lucy Becker Professor, Emeritus, in the School of Medicine at Stanford University, a position he has held since 2002. He served as Vice President for Medical Affairs and Dean of the Stanford University School of Medicine from 1995 to 2001 and served as Chair of the Department of Dermatology at the Stanford University School of Medicine from 1988 to 1995. During his tenure as department chair, Dr. Bauer also served as Program Director of the Stanford University General Clinical Research Center (GCRC), where he oversaw the federal and industry-sponsored research carried out in the GCRC. In addition, Dr. Bauer is a member of the board of directors of Medgenics, Inc., Arbor Vita Corp., Dr. Tattoff, Inc., First Wave Technologies, Inc., Patient Safety Technologies, Inc., and MediSync Bioservices. The Company has determined that Dr. Bauer should serve as a director due to his extensive medical and biotechnology background, as well as his experience as serving as a director of other companies.
2010

Eugene Burleson, 70
Gene E. Burleson served as chairman of the board of directors of Pet DRx Corporation, a provider of primary and specialty veterinary care services to companion animals, from its formation in June 2005 through November 2010. Mr. Burleson also served as Chief Executive Officer of Pet DRx Corporation from its formation in June 2005 through January 2008 and again from September 25, 2008 through November 2010. Mr. Burleson served as Chairman of the board of directors of Mariner Post-Acute Network, Inc., an operator of long-term care facilities, from January 2000 to June 2002. Mr. Burleson also served as Chairman of the board of directors of Alterra Healthcare Corporation, a developer and operator of assisted living facilities, during 2003 and as a member of the board of directors from 1995 to 2003. Mr. Burleson also served on the board of directors of Deckers Outdoor Corporation (Nasdaq:DECK), an outdoor shoe company from 1993 until 2008; and Prospect Medical Holdings, Inc. (AMEX:PZZ), a provider of management services to affiliated independent physician associations from 2004 to 2008. Mr. Burleson currently serves on the board of directors of SunLink Health Systems, Inc. (AMEX:SSY), an owner and operator of acute care hospitals and serves on the Board of Directors of Dr. Tattoff, Inc. and First Wave Technologies, Inc. In addition, Mr. Burleson is involved with several private companies, including Med Images, Inc., a provider of integrated documentation services to surgeons and hospitals through multimedia technology; and Marina Medical, Inc., a provider of medical billing and accounts receivable management services to hospital based physicians. Mr. Burleson served as Chairman of the board of directors of GranCare (formerly an NYSE listed company) from 1989 to 1997. Additionally, Mr. Burleson served as President and Chief Executive Officer of GranCare from 1990 to 1997. Upon completion of the merger of GranCare's pharmacy operations with Vitalink Pharmacy Services, Inc. in 1997, he became Chief Executive Officer and a Director of Vitalink Pharmacy Services Inc. (formerly an NYSE listed company). Mr. Burleson resigned as Chief Executive Officer and Director of Vitalink Pharmacy Services, Inc. in 1997. From 1986 to 1989, Mr. Burleson served as President, Chief Operating Officer and a Director of American Medical International (AMI), one of the largest owners and operators of acute care hospitals in the nation. Based in London from 1981 to 1986, Mr. Burleson served as Managing Director of AMI's international operations. Mr. Burleson graduated from East Tennessee State University with a Bachelor of Science in accounting and earned an M.B.A. in 1972.  The Company has determined that Mr. Burleson should sit on its Board of Directors due to his extensive background in healthcare and public companies.
2010

Alastair Clemow, Ph.D. 59
Dr. Clemow serves as President and Chief Executive Officer of Regentis Biomaterials, LTD. (since 2010), a private company developing an innovative material for cartilage repair. Previously, he held the position of President & Chief Executive Officer in a number of companies that he helped found, including Nexgen Spine, Inc. (2004 – 2009), which developed an artificial spinal disc, Gelifex, Inc. (2002 – 2004), which developed an innovative spinal nucleus replacement implant, and which was acquired by Synthes Spine in 2004, and  Minimally Invasive Surgical Technologies, Inc. (2000 – 2005), which developed a novel series of implants for minimally invasive total knee replacement and which was acquired by MAKO in 2005. Prior to that, Dr. Clemow served in numerous positions with Johnson & Johnson from 1981 to 2000, including Vice President of Worldwide Business Development for Ethicon Endo-Surgery Inc., Vice President of New Business Development for Johnson & Johnson Professional Inc. and Director of Research and Development of Johnson & Johnson Orthopedics. In those capacities, Dr. Clemow was responsible for acquiring or developing what today represents billions of dollars of Johnson & Johnson revenue. Dr. Clemow serves or has served on the boards of numerous private and public companies including Encore Medical (2003 – 2007),  BioMedical Enterprises, Inc. (2001 – present), Hydrocision (2004 – 2010), Modigene/Prolor
Biotech (2005 – 2007) and Kinetic Muscles Inc (2007 – present).  Dr. Clemow holds an M.B.A. in Finance from Columbia University and a B.Sc and Ph.D. in Metallurgy from University of Surrey, Guildford, U.K.  The Company has determined that Mr. Clemow should serve as a director due to his extensive background in pharmaceuticals and biotechnology.
2011

David Eric Cohen, M.D., M.Ph.H., 46
Dr. Cohen is Associate Professor of Dermatology, Vice Chairman of Clinical Affairs, and Director, Occupational and Environmental Dermatology and Chief of Allergy and Contact Dermatitis in the Department of Dermatology at the New York University School of Medicine in New York and has served continuously in various positions continually at the New York University School of Medicine since 1994. He is a lecturer of Environmental Sciences in the Columbia University School of Public Health. Dr. Cohen currently serves on the Board of Directors of Brickell Biotech, Inc.  Dr. Cohen received his medical degree from the State University of New York at Stony Brook School of Medicine in Stony Brook, NY. He earned a Master of Public Health from the Columbia University School of Public Health in New York.
Dr. Cohen has served as President of the American Contact Dermatitis Society.  He was a founding board member of the American Acne and Rosacea society.  He also served as President of the Dermatology Section for the New York Academy of Medicine and as Chairman of several committees of the American Academy of Dermatology that relate to environmental skin diseases.  Dr. Cohen also serves on the National Academy of Science Institute of Medicine’s Committee to Review the Federal Response to the Health Effects Associated with the Gulf of Mexico Oil Spill.  He is also developing a bioterrorism preparedness plan for cutaneous anthrax for the Centers for Disease Control and Prevention (CDC).
Dr. Cohen has published widely in the field of clinical dermatology and is a frequent lecturer at national and international meetings, including his serving as Program Chairman for the 130th Annual Meeting of the American Dermatological Association.    The Company has determined that Dr. Cohen should serve as a director due to his illustrious background in the medical field.
2011

Haro Hartounian, Ph.D., 50
Dr. Hartounian previously served as a director and chief executive officer of Protagenic Therapeutics Inc., a biotechnology company he founded in 2006 to treat neurological disorders. Prior to that, he was president and chief operating officer of Microislet, Inc., a company focused on cell therapy treatments for Type 1 diabetes. He implemented a successful business plan that enabled the company to go public, and the company’s market cap increased to $80 million within two years. He was a lecturer at the Department of Bioengineering at the University of California, San Diego and adjunct assistant professor at Drexel University. Dr. Hartounian holds a doctorate in chemical engineering from the University of Delaware and a master’s degree in chemical engineering from UCLA. The Company has determined that Dr. Hartounian should serve as a director due to his background in biotechnology and management of public companies, as well as his position as the CEO of the Company.
2008

Arthur Courbanou, 47
Arthur Courbanou is Chief Financial Officer and Chief Operating Officer of Sunham Home Fashions LLC, a multi-national importer and wholesaler of home fashion textiles. Prior to joining Sunham in July 2006, Mr. Courbanou was a Partner at Rosen Seymour Shapps Martin & Company LLP, an accounting and consulting firm. Mr. Courbanou, a professional with more than 22 years of business, accounting, tax and consulting experience has served on a broad range of business, litigation and forensic accounting assignments. Mr. Courbanou is a CPA licensed in New York. Mr. Courbanou holds Life and Health Insurance licenses and is a member of the American Institute of Certified Public Accountants and New York State Society of CPAs and has served on numerous professional and charitable committees. The Company has determined that Mr. Courbanou should serve as a director due to his background in finance and accounting.
2007

Joel Kanter, 54
Mr. Kanter has served as President of Windy City Inc. since 1986. From 1989 to 1999 he was President, and subsequently President and Chief Executive Officer, of Walnut Financial Services, a publicly-traded financial services firm that provided financing for small businesses, including start-up and early-stage development companies. From 1985 to 1986, Mr. Kanter served as Managing Director of The Investors’ Washington Service, an investment advisory company that advises institutional clients about the impact of federal legislation and regulatory decisions on the equity and debt markets. He serves or has served in the past five years on the Board of Directors of a number of publicly-traded and private companies, including Magna-Labs, Medgenics, MediSync Bioservices, Alliqua, I-Flow, Prolor, Prospect Medical, Pet DRx, Prescient Medical, Dr. Tattoff, Inc., First Wave Technologies, Inc., Pacific BioSciences Laboratories, Inc. and Wafergen. The Company has determined that Mr. Kanter should serve as a director due to his background in investment banking and service on the board of directors of other biotechnology companies.
2010

The Board of Directors unanimously recommends voting FOR its nominees as directors.

BOARD OF DIRECTORS AND ITS COMMITTEES; DIRECTOR COMPENSATION

Our board of directors directs the management of the business and affairs of our company as provided in our certificate of incorporation, our by-laws and the Business Corporation Law of Nevada. Members of our board of directors keep informed about our business through discussions with senior management, by reviewing analyses and reports sent to them, and by participating in board and committee meetings.

Board Leadership Structure and Risk Oversight; Diversity

Our Company is led by Haro Hartounian, who has served as chief executive officer since 2008 and Eugene Bauer, who has served as chairman since 2010. The board has three standing committees – audit, compensation and nominating and governance. The audit committee is comprised solely of independent directors, and each committee has a separate chair. Our audit committee is responsible for overseeing risk management, and our full board receives periodic reports from management.

Our board leadership structure is used by other smaller public companies in the Unites States, and we believe that this leadership structure is effective for the Company. We believe that having a separate Chairman and Chief Executive Officer and chairs for each of our board committees is the correct form of leadership for our Company. We have two leaders for our Company and oversight of Company operations by experienced directors, three of whom are also committee chairs. We believe that our directors provide effective oversight of the risk management function, especially through the work of the audit committee and dialogue between the full board and our management.

The Company does not currently consider diversity in identifying nominees for director. Due to the small size of the Company, the priority has been in attracting qualified directors, and issues such as diversity have not yet been considered.

The Company is incorporated under the laws of the State of Nevada. The interests of stockholders of the Company are represented by the Board of Directors, which oversees the business and management of the Company. This solicitation of proxies is intended to give all stockholders the opportunity to vote for the persons who are to be their representatives, as directors, in the governance of the Company.

The Board currently consists of eight members, each of whom has been nominated for a term of one year.

Vyteris' Board of Directors conducted 5 meetings during 2010. No director currently on the Company's Board of Directors attended less than 75% of the Board and committee meetings that he was required to attend.

The Board of Directors has established a procedure that enables stockholders to communicate in writing with members of the Board. Any such communication should be addressed to Dr. Eugene Bauer, Chairman of the Board and should be sent to Dr. Bauer c/o Vyteris, Inc., 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410. Any such communication must state, in a conspicuous manner, that it is intended for distribution to the entire Board of Directors. Under the procedures established by the Board, upon the Chairman of the Board's receipt of such communication, the Company's Secretary will send a copy of such communication to each member of the Board, identifying it as a communication received from a shareholder. Absent unusual circumstances, at the next regularly scheduled meeting of the Board held more than two days after such communication has been distributed, the Board will consider the substance of any such communication.

Board members are encouraged, but not required by any specific Board policy, to attend the Company's Annual Meeting. All of the current members of the Board except Dr. Clemow and Mr. Cohen were members of the Board when the Company last conducted an annual meeting of stockholders.

BOARD COMMITTEES

The Board of Directors of the Company has three standing committees: an audit committee, a compensation committee and a nominating and governance committee. Each such committee is governed by a written charter. Copies of the committee charters, as well as the Board of Directors Charter, are available on the SEC’s website through EDGAR.

AUDIT COMMITTEE

The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent registered public accounting firm; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with our independent registered public accounting firm, and a determination through discussion with the independent registered public accounting firm that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence and qualifications of the independent registered public accounting firm and the performance of our internal audit department and independent registered accounting firm; (v) to pre-approve all auditing and non-auditing services to be provided by our independent registered public accounting firm; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent registered public accounting firm; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our internal audit department and independent registered public accounting firm and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and our independent registered public accounting firm the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to review and approve all related-party transactions with members of the Board, executive officers and 5% or greater shareholders and their affiliates; (xi) to retain, at our expense, outside counsel, independent registered public accounting firm or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xii) to report to the full Board of Directors on the results of its reviews.

As of December 31, 2010, Arthur Courbanou, John Burrows, Joel Kanter and Susan Guerin, all of whom meet the definition of independence established by NASDAQ in Section 4200(15) of its Marketplace Rules, were the members of the Company's audit committee, which has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Mr. Courbanou serves as chairman of the Vyteris audit committee. For the year ended December 31, 2010, the audit committee recommended and the Company's Board appointed EisnerAmper LLP to audit the Company's financial statements and to perform services as independent accountants, including reviewing year-end operating results with management. During 2010, the audit committee held six formal meetings.

The audit committee’s financial expert is Arthur Courbanou.

AUDIT COMMITTEE MATTERS

In connection with the preparation of the Company's year-end audited financial statements:

(1)	the Company's audit committee reviewed and discussed the audited financial statements with the Company's management;

(2)	the Company's audit committee discussed with the Company's independent auditors the matters required to be discussed by SAS 61; and

(3)
the Company's audit committee received and reviewed the written disclosures and the letter from the Company's independent auditors required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Vyteris' independent auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors' independence.

AUDIT COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Audit Committee reviews the Company's financial reporting process on behalf of the Board of Directors. In fulfilling its responsibilities, the Committee has reviewed and discussed the audited financial statements contained in the 2010 Annual Report on SEC Form 10-K with the Company's management and the independent auditors. Management is responsible for the financial statements and the reporting process, including the system of internal controls. The independent auditors are responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

The Committee discussed with the independent auditors their independence from the Company and its management including the matters in the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees and considered the compatibility of non-audit services with the auditors' independence. In addition, the Committee discussed the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in the Company's Annual Report on SEC Form 10-K for the year ended December 31, 2010, for filing with the Securities and Exchange Commission.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted on by the members of the Audit Committee of the Board of Directors:

Arthur Courbanou, Chairman
John Burrows
Susan Guerin
Joel Kanter

COMPENSATION COMMITTEE

As of December 31, 2010, the Company's compensation committee consisted of Susan Guerin (Chairman), Arthur Courbanou and Russell Potts. The compensation committee reviews, recommends and approves compensation for executive officers and other senior level employees, and administers benefit and compensation plans. During 2010, the compensation committee held two meetings.

COMPENSATION COMMITTEE REPORT

The following report is not to be deemed "soliciting material" or deemed to be filed with the Securities and Exchange Commission or subject to Regulation 14A of the Securities Exchange Act of 1934, except to the extent specifically requested by the Company or incorporated by reference in documents otherwise filed.

The Compensation Committee of the Board of Directors (the "Committee") is composed of non-employee directors. The Committee's primary responsibility is to assist the Board in discharging its responsibilities for compensating the Company's executives. The goals of the Committee's compensation policies pertaining to executive officers are to provide a competitive level of salary and other benefits to attract, retain and motivate highly qualified personnel, while balancing the desire for cost containment. The Committee believes that its compensation policies achieve these goals.

The Committee seeks to reflect a balance between providing rewards to executives while at the same time effectively controlling costs.

This report shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement by reference to any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, and shall not be deemed filed under either of such acts except to the extent that the Company specifically incorporates this information by reference.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Susan Guerin, Chairman
Arthur Courbanou
Russell O. Potts

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION; OTHER TRANSACTIONS

The Compensation Committee currently consists of Susan Guerin, Russell Potts and Arthur Courbanou. None of these individuals are or were at any time executive officers or employees of the Company. No executive officer of the Company has served as a director or member of the compensation committee of any other entity, one of whose executive officers served as a member of the Compensation Committee of the Company. No interlocking relationship exists between our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company.

COMPENSATION OF OUTSIDE DIRECTORS

2010 Outside Director Cash Compensation and Stock Incentive Plan

In March 2010, the Company’s Board of Directors unanimously approved the Company’s 2010 Outside Director Cash Compensation and Stock Incentive Plan (the “2010 Directors’ Incentive Plan”). The 2010 Directors’ Incentive Plan, which replaces the 2007 Directors’ Incentive Plan, increases the number of authorized options under the Directors’ Incentive Plan from 2,583,333 options to 10,000,000 options. As of December 31, 2010, the Company issued 4,745,249 options to purchase shares of the Company’s common stock under the 2010 Directors’ Incentive Plan.

1.
Cash payments consist of a $10,000 annual retainer, $2,000 annually for serving on a Board Committee, $2,000 annually for acting as the Chairman of a Committee, and $6,000 annually for acting as Chairman of the Board.

2.
Options with a fair market value strike price and 10 year term consisting of a 50,000 initial option grant, vesting quarterly over two years, at 6,250 per quarter, a 30,000 annual option grant to each outside director, vesting quarterly over one year, at 7,500 options per quarter and a 2,665 annual option grant for service on one or more board committees and a 5,940 annual option grant for service as a chairman of one or more board committees.

The following table summarizes compensation to all directors during the year ended December 31, 2010:

				Non- Equity	Nonqualified
	Fees			Incentive	Deferred
	Earned or		Option	Plan	Compen-	All Other
	Paid in	Stock	Awards	Compen-	sation	Compen-
Name	Cash	Awards	(1)	sation	Earnings	sation	Total
Eugene Bauer	$14,667	-	$259,190	-	-	$-	$273,857
Gene Burleson	1,000	-	10,660	-	-	-	11,660
John Burrows	12,000	-	162,919	-	-	-	174,919
Arthur Courbanou	16,000	-	192,541	-	-	-	208,541
David DiGiacinto	12,000	-	162,919	-	-	-	174,919
Susan Guerin	16,000	-	192,541	-	-		208,541
Haro Hartounian (2)	-	-	1,203,379	-	-	-	1,203,379
Joel Kanter	10,500	-	89,202	-	-	-	99,702
Russell O. Potts	12,000	-	162,919	-	-	8,830	183,749
Total	$94,167	-	$2,436,270	-	-	$8,830	$2,539,267

(1)
Option awards for each Director reflect the dollar value of compensation cost defined and calculated under ASC 718-10 and ASC 505-50 with the exception that compensation cost is reduced by any estimates of forfeiture.

(2)
Haro Hartounian, Chief Executive Officer, has also served on the Board of Directors since December 2008. He did not receive any compensation for attending board meetings during the 2010 fiscal year or prior. Dr. Hartounian’s compensation is set forth in the Executive Compensation Table set forth in this Schedule 14A.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

Audit Fees

Audit fees billed or expected to be billed to the Company by Amper, Politziner & Mattia, LLP (“Amper”) or EisnerAmper for the audit of the consolidated financial statements included in the Company's annual report on Form 10-K, reviews of the consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q and consultation on accounting topics for the year ended December 31, 2010 totaled $110,000, $70,000 which was paid to EisnerAmper and $40,000 of which was paid to Amper.  Similar fees paid by the Company to Amper for the year ended December 31, 2009 was $160,000.

Audit Related Fees

The aggregate fees billed by Amper or EisnerAmper for audit related services  for the year ended December 31, 2010 was $51,000 relating to SEC filings of which $44,000 was paid to EisnerAmper and $7,000 was paid to Amper.  There were no similar fees paid by the Company for the year ended December 31, 2009.

In accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the Audit Committee's charter, all audit and audit-related work and all non-audit work must be approved in advance by the Audit Committee. Applicable law and regulations provide an exemption that permits certain services to be provided by the Company’s outside auditors even if they are not pre-approved. The Company has not relied on this exemption at any time since the Sarbanes-Oxley Act was enacted.

PROPOSAL TWO:
CONSIDERATION OF OTHER MATTERS

OTHER MATTERS TO BE PRESENTED

Our Board of Directors does not know of any matters, other than those referred to in the accompanying notice of the Annual Meeting, to be presented at the annual meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

EXECUTIVE COMPENSATION

Development of Compensation Philosophy. The Company is an entrepreneurial and opportunistic company operating in an extremely competitive environment that requires its business and compensation philosophy to be flexible and adaptive. With respect to its named executive officers (“NEOs”) this philosophy has rapidly evolved over the year as our operations, business and finances have developed and changed. As is stated in our Annual Report for the year ended December 31, 2009, we are dependent upon investor funds for cash flow and to operate our business.

Until we are able to self sustain our operations through internally generated cash flow, we need to focus on reducing expenses, bringing products to market and beginning to invest in new product development. We have streamlined the number of officers in the Company and as our cash flow situation stabilizes we will look to take affirmative steps to improve our NEO compensation planning. As other companies have done, we may retain a consultant to assist us in setting overall compensation arrangements for our CEO and CFO. For instance, we may institute formal management by objectives annual performance awards for all of our NEOs, while retaining the flexibility to reward achievements going beyond specific pre-identified objectives based on unforeseen circumstances.

Compensation Philosophy and Objectives. We seek to attract and retain results-oriented, hard-working, overachieving executives who can help us drive the growth of our company. Our overall compensation packages to our NEOs reward them for attaining our corporate financial and growth objectives and incent them to maintain and expand our prospects for future growth and product diversification. At the same time, we provide benefits that provide security for the NEOs and their families.

The Compensation Committee believes executive compensation policies should assure that executives are provided incentives and compensated in a way that advances both the short and long term interests of shareholders while also assuring that we are able to attract and retain executive management talent. Specifically, the Committee’s objective is the establishment of executive compensation strategies that:

•	Assure executive compensation is based upon performance in the achievement of pre-determined financial and business objectives;

•	Provide equity-based compensation incentives to meld the financial interests of executive officers with those of shareholders; and

•	Provide incentives that promote executive retention.

Our Compensation Committee is tasked with setting NEO compensation as set forth in this Proxy Statement. As we mature, we will ask our Compensation Committee to take a harder look to standardize compensation arrangements. For instance, with respect to NEO compensation, it is intended that the Compensation Committee will evaluate the compensation mix provided by our peers, as well as the other factors set forth in the Committee’s charter. Because of our unique specialty pharmaceutical business plan and the lack of a single direct competitor across all market segments, it may be difficult to formulate an appropriate peer group. Many companies included in any peer group will include companies both significantly larger and somewhat smaller than the Company. Nonetheless, in structuring future NEO compensation and employment agreements, the Committee will need to identify a peer group and rely upon information regarding practices from those companies.

EXECUTIVE OFFICERS

The following table identifies our executive officer, his age as of March 31, 2011, and his current position. Each listed person has the same positions with the Company and its Vyteris, Inc. subsidiary.

NAME	AGE	POSITION

Haro Hartounian	51	Chief Executive Officer and President

Joseph Himy	41	Chief Financial Officer

HARO HARTOUNIAN- Dr. Hartounian, former CTO of the Company, was appointed CEO and President as of December 21, 2008. See “Proposal One – Election of Directors” for a description of Dr. Hartounian’s background and qualifications.

JOSEPH N. HIMY - Joseph N. Himy, the Company’s former Vice President of Finance, was appointed CFO effective May 1, 2008. Since joining the Company in October 2004, Mr. Himy has served as the Company’s Manager of Financial Reporting, Corporate Controller and most recently as our Vice President of Finance. Prior to joining the Company he was the Manager of Financial Reporting at LeCroy Corporation and an Audit Manager at Deloitte and Touch, LLP. Mr. Himy graduated with honors from Brooklyn College with a B.S. in Accounting and is a Certified Public Accountant in the State of New York. Mr. Himy is a member of the Board of Directors of three Not for Profit organizations.

Senior Executive Employment Agreements

On November 21, 2008, the Company entered into an employment agreement with Dr. Hartounian. Dr. Hartounian was elected President of the Company effective as of May 1, 2008 with a term expiring December 1, 2009, which is renewable for an additional 18 month period. Dr. Hartounian base salary is $0.3 million per year and is eligible for a bonus of up to 40% of his salary payable in cash. He is also eligible to receive 166,667 options with 83,333 options vesting over six quarters in equal amounts of 13,889 options per quarter, and 83,334 options which shall vest upon achievement of certain agreed upon milestones.

On November 21, 2008, the Company entered into an employment agreement with Joseph N. Himy. Mr. Himy was elected CFO of the Company effective as of May 1, 2008 with a term expiring December 1, 2009, which is renewable for an additional 18 month period. His base salary is $0.2 million per year and is eligible for a bonus of up to 25% of his salary payable in cash or stock. Mr. Himy is also eligible to receive 65,000 options with 32,500 options vesting over six quarters in equal amounts of 5,417 options per quarter, and 32,500 options which shall vest upon achievement of certain agreed upon milestones.

On April 7, 2010, the Company amended the employment agreements with both Dr. Hartounian and Mr. Himy (the “Employment Agreements”). The amendments to the Employment Agreements provide as follows:

•	The terms of the Employment Agreements are extended to November 30, 2011.
•
Dr. Hartounian is to be granted up to 7,423,970 options, with 2,598,390 options granted each immediately and upon raising of $1.0 million by the Company (with the initial 5,196,780 options having been granted) and 2,227,191 options granted upon raising of $7.0 million by the Company. All options granted shall vest as follows: 35% immediately and 65% quarterly over three years from date of grant.

•
Mr. Himy shall be granted up to 2,227,191 options, with 779,517 options granted each immediately and upon raising of $1.0 million by the Company (with the initial 1,559,034 options having been granted) and 668,157 options granted upon raising of $7.0 million by the Company. All options granted shall vest as follows: 35% immediately and 65% quarterly over three years from date of grant.

CASH COMPENSATION

The following table sets forth the total cash and non-cash compensation that we paid or accrued during the years ended December 31, 2010, 2009 and 2008 with respect to the top five most highly compensated executives.

The principal components of these individuals' current cash compensation are the annual base salary and bonus included in the Summary Compensation Table. We have also described below other compensation these individuals received under employment agreements and the Company’s stock option plan. We refer to the persons identified in the table below as the "named executive officers".

SUMMARY COMPENSATION TABLE

The following table provides the compensation awarded to or paid to, or earned by our chief executive officer and three other most highly paid executives for the year ended December 31, 2010.

	All Other Compensation
Name and Principal Position	Year	Salary	Paid Bonus	Accrued Bonus	Stock Awards	Option Awards (1)	Other (2)	Housing /Relocation	Total

Haro Hartounian, CEO	2010	$325,000	$-	$16,250	-	$1,203,379	$30,000	$60,000	$1,634,629
Haro Hartounian, CEO	2009	$295,000	$-	$65,000	-	$63,000	$-	$60,000	$483,000
Haro Hartounian, CEO	2008	$306,875	$10,000	$27,097	-	$151,093	$-	$106,250	$601,315
Joseph Himy, Chief Financial Officer	2010	$192,000	$-	$28,800	-	$361,014	$30,508	$-	$612,322
Joseph Himy, Chief Financial Officer	2009	$174,277	$-	$24,000	-	$52,500	$-	$-	$250,777
Joseph Himy, Chief Financial Officer	2008	$182,698	$5,385	$26,008	-	$53,849	$3,582	$-	$271,522
Michael Reidy, Vice President Research	2010	$185,059	$-	$5,000	-	$361,014	$-	$-	$551,073
Michael Reidy, Vice President Research	2009	$169,980	$2,500	$17,573	-	$31,500	$-	$-	$221,553
Michael Reidy, Vice President Research	2008	$185,475	$20,000	$42,573	-	$40,543	$5,272	$-	$293,863
Cormac Lyons, Vice President Development	2010	$173,250	$-	$5,000	-	$115,603	$-	$-	$293,853
Cormac Lyons, Vice President Development	2009	$160,056	$2,500	$17,325	-	$31,500	$-	$-	$211,381
Cormac Lyons, Vice President Development	2008	$173,250		$42,325	-	$35,993	$-	$-	$251,568

(1)
The amounts in the Option Awards column reflect the dollar amount recognized as compensation cost in accordance with ASC 718-10 and ASC 505-50. There can be no assurance that fair value amounts will ever be realized. Refer to the Company’s “Stock Compensation Plans,” in the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 for the relevant assumptions used to determine the valuation of our option awards.

(2)
The amounts in the Other column include $3,582 and $5,272 paid in 2008 for Mr. Himy and Mr. Reidy, respectively, represent 401K employer matching contributions.   Also includes $30,508 and $30,000 paid in 2010 for Mr. Himy and Dr. Hartounian, respectively, which represents 2009 salary paid in 2010.  Such amounts have been previously included in 2009 salary compensation.

STOCK OPTIONS

Outstanding Equity Awards

The following table summarizes all outstanding equity awards for the top four highest paid executives during the year:

Name	Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested	Market Value or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested

Haro	Chief	36,667	-	-		$12.9	11/27/2017	-	-	-	-
Hartounian	Executive Officer	166,661	-	-		$0.5	8/6/2018	-	-	-	-
		56,036	-	-		$0.55	10/1/2018	-	-	-	-
		292,000	292,000	292,000		$0.25	12/8/2018	-	-	-	-
		150,000	150,000	150,000		$0.29	8/5/2019	-	-	-	-
		1,331,674	1,266,715	1,266,715		$0.35	1/26/2020	-	-	-	-
		1,331,675	1,266,715	1,266,715		$0.65	2/2/2020	-	-	-	-
					$			-	-	-	-
Joseph Himy	Chief Financial Officer	1,334	-	-		$45.6	5/17/2015	-	-	-	-
		5,000	-	-		$11.3	2/16/2017	-	-	-	-
		3,334	-	-		$18.6	5/2/2017	-	-	-	-
		5,000	-	-		$23.3	11/7/2017	-	-	-	-
		1,667	-	-		$4.2	3/3/2018	-	-	-	-
		32,496	32,504	32,504		$0.5	8/6/2018	-	-	-	-
		48,352	-	-		$0.55	10/1/2018	-	-	-	-
		42,500	42,500	42,500		$0.25	12/8/2018	-	-	-	-
		125000	125,000	125,000		$0.29	8/5/2019	-	-	-	-
		399,499	380,015	380,015		$0.35	1/26/2020	-	-	-	-
		399,499	380,015	380,015		$0.65	2/2/2020	-	-	-	-
					$			-	-	-	-
Michael Reidy	VP of Research	1,000	-	-		$45.6	5/17/2015	-	-	-	-
		3,000	-	-		$11.3	2/16/2017	-	-	-	-
		6,667	-	-		$4.2	3/3/2018	-	-	-	-
		3,330	3,336	3,336		$0.5	8/6/2018	-	-	-	-
		47,510	-	-		$0.55	10/1/2018	-	-	-	-
		150,000	-	-		$0.29	8/5/2019	-	-	-	-
		399,499	380,015	380,015		$0.35	1/26/2020	-	-	-	-
		399,499	380,015	380,015		$0.65	2/2/2020	-	-	-	-
					$			-	-	-	-
Cormac Lyons	VP of Development	1,000	-	-		$45.6	5/17/2015	-	-	-	-
		3,000	-	-		$11.3	2/16/2017	-	-	-	-
		5,000	-	-		$4.2	3/3/2018	-	-	-	-
		4,164	4,169	4,169		$0.5	8/6/2018	-	-	-	-
		47,510	-	-		$0.55	10/1/2018	-	-	-	-
		150,000	-	-		$0.29	8/5/2019	-	-	-	-
		229,166	270,833	270,833		$0.5	5/28/2010	-	-	-	-

The following table presents certain information regarding stock options granted to the named executive officers during 2010 under the Company's stock option plan.

INDIVIDUAL GRANTS

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees	Exercise Price	Expiration Date

Haro Hartounian	300,000	30.8%	$0.29	8/5/19
Joseph Himy	250,000	25.6%	$0.29	8/5/19
Cormac Lyons	150,000	15.4%	$0.29	8/5/19
Mike Reidy	150,000	15.4%	$0.29	8/5/19

None of the named executive officers exercised stock options during 2010.

Equity Compensation Plan Information

The following table summarizes information with respect to our equity compensation plans and options outstanding as of December 31, 2010.

Name	Number of Securities Underlying Options Granted	Percentage of Total Options Granted to Employees including BOD	Percentage of Total Options Granted to Employees excluding BOD	Exercise Price	Expiration Date

Haro Hartounian	2,598,390	20.63%	28.51%	$0.35	1/26/2010
Haro Hartounian	2,598,390	20.63%	28.51%	$0.65	2/2/2010
Joseph Himy	779,517	6.19%	8.55%	$0.35	1/26/2010
Joseph Himy	779,517	6.19%	8.55%	$0.65	2/2/2010
Cormac Lyons	500,000	3.97%	5.49%	$0.50	5/28/2010
Mike Reidy	779,517	6.19%	8.55%	$0.35	1/26/2010
Mike Reidy	779,517	6.19%	8.55%	$0.65	2/2/2010

Equity Compensation Plan Information

The following table provides information regarding options outstanding as of December 31, 2010.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved by Stockholders:
Vyteris Holdings 2005 Stock Option Plan	193,460	$0.61	-

Equity Compensation Plans Not Approved by Stockholders:
Vyteris Holdings 2005 Stock Option Plan (1)	4,551,877	$0.61	7,995,814
Outside Director Stock Incentive Plan (1)	11,982,173	$0.89	5,254,751

Total	16,727,510	$0.81	13,250,565

(1)
For further information regarding the Vyteris Stock Option Plan and the Outside Director Stock Incentive Plan, see Note 14 to the consolidated financial statements in Annual Report on Form 10-K for December 31, 2010.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

OVERVIEW

Vyteris, Inc. was incorporated in Delaware in July 2000. In November 2000, Vyteris, Inc. purchased assets from Becton Dickinson comprising Becton Dickinson's iontophoresis drug delivery products and related research and development program, as well as related patents, patent applications and other intellectual property using funds contributed to it by Spencer Trask Specialty Group (“STSG”). Kevin Kimberlin, though his ownership of STSG, is, and has been since our inception, the controlling stockholder of Vyteris and, after Vyteris, Inc. became a wholly-owned subsidiary of the Company. Mr. Kimberlin has voting and dispositive control over STSG.

Restructuring Agreement with STSG

On December 24, 2009, the Company entered into an agreement to Restructure (“Restructuring Transaction”) of all the liability and equity instruments issued to STSG. The principal amount of all indebtedness and accrued and unpaid interest thereon and stated value of the Series B Preferred Stock owed by the Company to STSG in excess of $2.0 million ($2.0 million amount is defined as the “Remaining Debt”) which includes the January 2006 Promissory Note, the 2006 Promissory Notes, and $0.9 million of Working Capital Facility were satisfied in full on December 24, 2009. STSG converted $20.3 million of indebtedness and accrued and unpaid interest and all issued and outstanding shares of Series B Preferred Stock into 50,777,015 shares of the Company’s common stock at a conversion price of $0.40 per share.

Promissory Note Due to a Related Party

In December 2009, the Company issued to STSG a promissory note (“2009 Promissory Note”) with a principal amount of approximately $2.0 million, with interest accruing at the rate of 6% per year and a maturity date of February 2, 2013. The 2009 Promissory Note is secured by a lien on the Company’s assets, subordinate to the lien of any existing creditors that have a lien senior to that of STSG and to any liens resulting from a prospective equity or debt financing within certain parameters set forth (“Qualified Financing”).

On December 28, 2009, the Company paid STSG $0.2 million to reduce the principal amount of the 2009 Promissory Note to $1.8 million. The balance of the principal amount of the 2009 Promissory Note and all accrued and unpaid interest thereon is to be repaid upon consummation of certain Qualified Financing. This was still outstanding at December 31, 2010.

Senior Subordinated Convertible Promissory Notes, Net of Discount

In February 2010 and May 2010, the Company sold to accredited investors (“Investors”) in a private placement $1.8 million principal amount of Senior Subordinated Convertible Promissory Notes due 2013 (the “2010 Notes”). These notes bear no interest and are convertible into the Company’s common stock at the option of the Investors at any time. The initial conversion price was $0.20, and automatically reduces by 1.5% after each 90 day period that they are outstanding, and additionally, the conversion price resets in the event of a subsequent issuance of stock at a lower price than the then effective conversion price. In addition, the 2010 Notes automatically convert into the Company’s common stock, if the closing bid price of the Company’s common stock equals or exceeds 300% of the conversion price for a period of twenty consecutive trading days. The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. In conjunction therewith, the Company provided customary “piggyback” registration rights for a 24-month period to the Investors with respect to the shares of common stock underlying the 2010 Notes and related warrants.

The principal amounts of 2010 Notes sold and the number of warrants issued in conjunction therewith and the exercise price thereof for the year ended December 31, 2010 are set forth below:

Offering Date	Original Note Amount	Less Converted Amount	Note Amount as of December 31, 2010	Interest Rate	Note Conversion Price (1)	Warrants Issued to Investors	Initial Exercise Price per Share
February 2010	$1,060,000	$25,000	$1,035,000	0.00%	$0.191	5,300,000	$0.20
May 2010	725,000	-	725,000	0.00%	$0.194	3,625,000	$0.25
	$1,785,000	$25,000	$1,760,000			8,925,000

(1)	Initial note conversion price was $0.20 and the rate decreases 1.5% every 90 days.

The Company received net proceeds of $0.8 million and $0.6 million from the 2010 Notes, after payment of commissions and expense allowances to Spencer Trask Ventures, Inc. (“STVI”), a related party to STSG, a principal stockholder of the Company, to other finders and other offering related costs. STVI and other finders also received in the aggregate warrants to purchase 3,570,000 shares of the Company’s common stock bearing substantially the same terms as the Investor warrants. The Company incurred total debt issuance costs of $2.1 million, representing the fair value of warrants issued to finders of $1.8 million at issuance and other costs totaling $0.3 million.

June 2010 Subordinated Convertible Promissory Notes and Conversion into Common Stock

On June 30, 2010, the Company consummated a private placement to accredited investors (“June Investors”) of $1.2 million principal amount of Subordinated Convertible Promissory Notes due September 30, 2010 (the “June 2010 Notes”). The sale of the June 2010 Notes also included issuance to June Investors of five-year warrants to purchase an aggregate of 2,300,000 shares of the Company’s common stock with an exercise price of $0.25 per share. The warrants contain a cashless exercise provision and “full ratchet” anti-dilution provisions. STVI acted as finder in connection with the private placement. At date of issuance, the fair value of the warrants was approximately $0.8 million. The June 2010 Notes bore interest at the rate of 6% per annum. In connection with the closing, the Company received net proceeds of $1.2 million, as the payment of cash finder fees were deferred until the next offering of equity instruments by the Company. The Company incurred debt issuance costs with STVI, in its capacity as a finder for this transaction, in the amount of $0.3 million, which is included in deferred offering cost on the consolidated balance sheets. Such costs represent the fair value of the initial 460,000 warrants issued to STVI of $0.2 million and accrued finders fees of approximately $0.1 million, representing cash commission of up to 10% and a 3% expense allowance and warrants. The Company issued additional warrants to investors and STVI, based on the conversion on September 30, 2010.

On September 30, 2010, the June Investors elected to convert the principal amount of the June 2010 Notes, and $17,392 of accrued and previously unpaid interest, into the Company’s common stock. For each $0.20 of principal and interest converted, the June Investors received both a share of the Company’s common stock and a warrant to purchase one share of common stock at an exercise price of $0.25 per share with a term of five years. Based on the conversion of the June 2010 Notes, the company issued additional warrants to STVI for conversion consideration. The conversion consideration to STVI consists of 1,150,000 warrants to purchase shares of common stock at an exercise price of $0.20 per share and 1,150,000 warrants to purchase shares of common stock at an exercise price of $0.25 per share, with all 2,300,000 warrants expiring in 5 years.

Private Placement

On October 30, 2009, the Company issued 3,000,000 shares of its common stock and 3,000,000 warrants to purchase its common stock to an investor for a purchase price of $0.6 million in a transaction exempt from registration under Section 4(2) of the Securities Act of 1933. The warrants are exercisable into shares of the Company’s common stock at an exercise price of $0.20 per share, and bear a term of five years from the date of closing. The warrants contain a cashless exercise provision and contain “full ratchet” anti-dilution provisions. The Company paid the following fees to finders in conjunction therewith: cash in the amount of $0.1 million and issuance of a total of 1,200,000 warrants. All warrants issued contain terms identical to the terms of the warrants issued to the investors.

Merger with MediSync

On April 1, 2011, Vyteris, Inc. (the “Company” or the “Registrant”) executed an Agreement and Plan of Merger (the “Merger Agreement”) with MediSync BioServices, Inc. (“MediSync”), the Company and VYHNSUB, Inc. (the “Merger Sub”), pursuant to which the Merger Sub will be merged with and into MediSync, with MediSync continuing as the surviving corporation and a wholly-owned subsidiary of Company (the “Merger”). MediSync is the business of consolidating preclinical and contract research organization “CRO” and related businesses, including site management organizations (“SMO”), which sub-contract clinical trial-related responsibilities from a CRO or pharmaceutical/biotechnology company, and post marketing surveillance companies, which monitor pharmaceutical drugs and devices after release into the market.

On April 6, 2011, the Company, Merger Sub and MediSync consummated the Merger by filing a Certificate of merger with the Secretary of State of the State of Delaware. As a result of the Merger, the business of MediSync will be wholly owned and operated by Company. The following is a summary of certain terms and conditions set forth in the Merger Agreement.

Purchase Price

The Company has agreed to pay the following consideration, consisting of common stock and warrants and options to purchase common stock of Vyteris, to the holders of debt and equity securities of MediSync in connection with the Merger:

•	To the holders of MediSync common stock, five shares of the Company’s common stock for each share of MediSync’s common stock.

•	To the holders of convertible notes and other indebtedness of MediSync, five shares of the Company’s common stock for each $1.00 of MediSync debt.

•
To the holders of MediSync warrants, warrants to purchase five shares of the Company’s common stock, at a $0.20 exercise price and with a five year term, for each MediSync warrant to purchase (i) a share of MediSync common stock and (ii) $1 of convertible note to be issued by MediSync.

•
To the holders of MediSync options, options to purchase five shares of the Company’s common stock, at a $.20 exercise price and with a 10 year term, for each option to purchase a share of MediSync common stock.

In total, (i) 25,816,283 shares of Company common stock shall be issued to holders of MediSync common stock, convertible notes and other indebtedness, (ii) warrants to purchase 2,090,000 shares of Company common stock shall be issued to holders of MediSync warrants and (iii) options to purchase 1,683,750 shares of Company common stock shall be issued to holders of MediSync options.

By agreement of the Boards of Directors of the parties, each share of MediSync common stock, and all warrants, options and convertible indebtedness of MediSync, were valued at $1.00 per share of MediSync common stock, and each share of Registrant common stock was valued at $0.20 (which was the per share conversion price in the June 2010 convertible note financing transaction consummated by the Registrant and the most recent private placement transaction by the Registrant prior to the August 2010 negotiations regarding the purchase price for the acquisition of MediSync). The transaction was approved by both Boards of Directors in March 2011.

Other Matters

The Company had the following other related party transactions:

•
At December 31, 2010 and 2009, approximately $0.2 million is included in interest payable and accrued expenses due to related party in the accompanying consolidated balance sheets for amounts owed to STSG.

•
On April 26, 2005, the Company announced the appointment of Russell O. Potts, Ph.D. to its Board of Directors. Dr. Potts has served the Company as a consultant in drug delivery, glucose monitoring and medical devices since April 2003. The Company paid Dr. Potts approximately $9,000, $5,000, and $21,000 for consulting services for the years ended December 31, 2010, 2009 and 2008, respectively.

•
Our Board of Directors provided the Company with initial bridge funding of $0.2 million in early April 2011, as follows Joel Kanter and affiliates - $125,000; Arthur Courbanou - $10,000; Eugene Bauer - $10,000; and Eugene Burleson - $25,000 (“Initial Bridge Funding”).  The Initial Bridge Funding is convertible into the securities to be offered in the next round of bridge funding to occur in May and June 2011.   This Initial Bridge Funding is insufficient to fund our operations for more than three weeks, and during that time, we will not pay for any nonessential services, including salaries for our management team, and we will continue to incur payables, as well as be unable to pay other payables which are already in arrears.

PERFORMANCE GRAPH

The following graph compares the cumulative total return on a hypothetical $100 investment made at the close of business on May 18, 2005, the first date on which the Company's common shares were available for trading, with the NASDAQ Stock Market Index and the RDG Microcap Pharmaceutical Index(C). The RDG MicroCap Pharmaceutical Index is composed of U.S. publicly traded Pharmaceutical companies with a market capitalization of $0 to $300 million. The graph is calculated assuming that all dividends are reinvested during the relevant periods. The graph shows how a $100 investment in our common shares would increase or decrease in value over time, based on increases or decreases in market prices. The Company has not paid dividends.

COSTS

We will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of Vyteris and Vyteris' subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and Vyteris will, upon request, reimburse them for the reasonable expense of doing so.

STOCKHOLDER PROPOSALS

If you wish to have a proposal included in Vyteris' proxy statement and form of proxy for its 2010 annual meeting, the proposal must be received by Vyteris at our principal executive offices by a reasonable time before we begin to print our annual meeting proxy statement. A proposal which is received after that time or, which otherwise, fails to meet the requirements for stockholder proposals established by the SEC will not be included. Further, proxies for next year's annual meeting will have discretionary authority to vote against any proposal not submitted within ten days after we announce the date of our annual meeting. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT THE COMPANY

The Company files reports, proxy and information statements and other information with the SEC. Such reports, statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. Furthermore, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding the Company. The address of such Web site is http://www.sec.gov.

FINANCIAL STATEMENTS AVAILABLE

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC is available without charge upon written request to: 13-01 Pollitt Drive, Fair Lawn, New Jersey 07410; Attn: Investor Relations.

HOUSEHOLDING INFORMATION

As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2010 Annual Report to Shareholders or this proxy statement to two or more shareholders who share an address, unless we have received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered. Conversely, shareholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy. Such a request must be directed to the Shareholders Department of the transfer agent by phone at 1-800-937-5449 or by mail to American Stock Transfer & Trust Company, 59 Maiden Lane, New York, NY 10038, Attention: Shareholders Department. Each request must include the name of the stockholder, the name of his brokerage firm and the account number of his brokerage account. Please allow 72 hours from receipt by the transfer agent for any such request to take effect.

By Order of the Board of Directors,

/s/ Eugene Bauer
Eugene Bauer Chairman

April 29, 2011

PROXY
VYTERIS, INC.

The undersigned hereby appoints Haro Hartounian and Joseph Himy, and each of them, with full power of substitution, to vote for and on behalf of the undersigned at the annual meeting of stockholders of Vyteris, Inc. to be held on June 15, 2011, and any adjournment thereof, upon matters properly coming before the meeting, as set forth in the related Notice of Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, said attorneys and proxies are instructed to vote on the following issues as follows:

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" EACH OF THE MATTERS DESCRIBED ON THE REVERSE SIDE.

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF
VYTERIS, INC.
June 15, 2011

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Nominees for directors:

Eugene A. Bauer
FOR ☐	AGAINST ☐	ABSTAIN ☐

Eugene Burleson
FOR ☐	AGAINST ☐	ABSTAIN ☐

Alastair Clemow
FOR ☐	AGAINST ☐	ABSTAIN ☐

David Cohen
FOR ☐	AGAINST ☐	ABSTAIN ☐

Arthur Courbanou
FOR ☐	AGAINST ☐	ABSTAIN ☐

Haro Hartounian
FOR ☐	AGAINST ☐	ABSTAIN ☐

Joel Kanter
FOR ☐	AGAINST ☐	ABSTAIN ☐

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO EXECUTE AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.

Signature of Shareholder: ________________________________________________

Date: ________________________________________________

Signature of Shareholder: ________________________________________________

Date:

NOTE: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Nonvoting Item:

Please print Change of Address in the box provided below: